Exhibit 4.8

LAKELAND BANCORP, INC.

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

This Performance-Based Restricted Stock Unit Award Agreement (the “Agreement”), dated as of the “Award Date” set forth in the attached Exhibit A, is entered into between Lakeland Bancorp, Inc., a New Jersey corporation (the “Corporation”), and the individual identified in Exhibit A (the “Awardee”).

WHEREAS, the Corporation desires to provide the Awardee an incentive to participate in the success and growth of the Corporation by providing an opportunity to receive a proprietary interest in the Corporation; and

WHEREAS, to give effect to the foregoing intentions, the Corporation desires to grant the Awardee a performance-based restricted stock unit award relating to shares of the Corporation’s common stock, no par value per share (the “Common Stock”), pursuant to the Lakeland Bancorp, Inc. 2018 Omnibus Equity Incentive Plan (the “Plan”);

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.    Grant. The Corporation hereby grants the Awardee the number of Restricted Stock Units (“Units”) set forth in Exhibit A (the “Award”). The Award and the Units shall be subject to the terms and conditions set forth in this Agreement and the provisions of the Plan, the terms of which are incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meanings as set forth in the Plan.

2.    Units. Each Unit awarded shall entitle Awardee to receive, to the extent that the Units become earned and vested as provided in Section 4, one share of Common Stock for each whole Unit. Awardee shall receive shares of Common Stock with respect to Units (and cash in lieu of any fractional share) at the time, to the extent, and subject to the conditions, specified in Section 4 below.

3.    Vesting of Units.

(a)    Subject to the following terms of this Section 3, Earned Units (as determined below), if any, shall become vested on the date that the Committee renders a final determination as to whether or not the performance goals for the final fiscal year of the Performance Period set forth in Exhibit A have been achieved (the “Final Determination Date”) provided that, except as set forth below, Awardee remains in “Continuous Service” (as defined in the Plan) through the Final Determination Date. The Final Determination Date shall occur by no later than March 15 of the year following the final fiscal year of the Performance Period, but shall, for purposes of clause (A) of Section 3(d) below, be deemed to occur on March 1 of the year following the final fiscal year of the Performance Period.

(b)    Units shall become Earned Units in the manner and to the extent set forth in Exhibit A hereto based on achievement of the Performance Goals set forth in Exhibit A.

(c)    For purposes of the foregoing, Awardee shall not be considered to have failed to remain in Continuous Service during an approved leave of absence. However, if Awardee fails to return to the employ or service of the Corporation or any of its Subsidiaries at the end of an approved leave of absence, Awardee shall be deemed to have ceased Continuous Service on the last day of Awardee’s approved leave of absence.

(d)    Notwithstanding the foregoing:

(A)     if, during the Performance Period, Awardee shall have ceased Continuous Service (i) due to death, (ii) due to “disability” (within the meaning of Section 22(e)(3) of the of the Internal Revenue Code of 1986, as amended (the “Code”)) after completing at least five (5) years of continuous employment or service with the Corporation and/or its Subsidiaries, or (iii) other than for “Cause” (as defined below) after both attaining age 65 and completing at least five (5) years of continuous employment or service with the Corporation and/or its Subsidiaries (“Normal Retirement Eligibility”), Awardee’s Units shall continue to be eligible to become Earned Units if and to the extent that the Performance Goals set forth in Exhibit A for the Performance Period are achieved. Any such Earned Units shall vest upon the Final Determination Date. Any Units that do not become Earned Units shall be forfeited upon the Final Determination Date or at such earlier date(s) that the Committee determines that the Performance Goals that relate to such Units have not been achieved.

(B)     if a Change in Control Event (as defined in the Plan) occurs, all Units which have theretofore not been forfeited, including without limitation Units that continue to be eligible to become Earned Units pursuant to paragraph (A) above, shall become immediately vested; provided, however, that an event shall not be treated as a Change in Control Event unless it also qualifies as a “change in the ownership” of the Corporation or a “change in the effective control” of the Corporation within the meaning of U.S. Department of Treasury regulation section 1.409A-3(i)(5) (or any successor thereto) applying, in each case, the lowest thresholds available under such regulation that would trigger such a “change in the ownership” of the Corporation or a “change in the effective control” of the Corporation.

(C)    For purposes of this Agreement, “Cause”, as unconditionally determined by the Committee, means (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Corporation or its Affiliates public disgrace or disrepute, or materially and adversely affects the Corporation’s or its Affiliates’ operations or financial performance, (ii) gross negligence or willful misconduct with respect to the Corporation or any of its Affiliates, including, without limitation fraud, embezzlement, theft or proven dishonesty in the course of Awardee’s employment or other service; (iii) use of controlled drugs other than in accordance with a physician’s prescription; (iv) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (vi) below) to the Corporation or its Affiliates (other than due to a disability), which refusal, if curable, is not cured within fifteen (15) days after delivery of written notice thereof; (v) material breach of any agreement with or duty owed to the Corporation or any of its Affiliates, which breach, if curable, is not cured within fifteen (15) days after the delivery of written notice thereof; or (vi) any breach of any obligation or duty to the Corporation or any of its Affiliates (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights. Notwithstanding the foregoing, if Awardee and the Corporation or any of its Affiliates have entered into an employment agreement, consulting agreement or other similar agreement that specifically defines “cause,” then “Cause” shall have the meaning defined in that employment agreement, consulting agreement or other agreement.

4.    Payment for Vested Units.

(a)    Payment with respect to Units that become vested under Section 3 above (“Vested Units”) shall be made to Awardee (or in the event of Awardee’s death to Awardee’s estate) within thirty (30) days after the date that such Units vest pursuant to Section 3; provided, however, that payment with respect to Units that vest as a result of a Change in Control Event pursuant to clause (B) of Section 3(d) shall be made upon or in connection with such Change in Control Event.

(b)    Payment to be made with respect to Vested Units pursuant to Section 4(a) above shall be made (i) by the issuance and delivery of a number of shares of Common Stock equal to the total number of such whole Vested Units, and (ii) by payment in cash for any fractional Vested Unit. The amount of the cash payment will be determined by multiplying the fractional Unit by the Fair Market Value of a share of Common Stock (as defined in Part I of the Plan) on the trading day preceding the date of payment. The Corporation shall issue the shares of Common Stock either (i) in certificate form or (ii) in book entry form, registered in Awardee’s name.

5.    Dividend Equivalent Rights. Prior to the delivery of shares of Common Stock pursuant to this Agreement or forfeiture of the Units, at the time of distribution of any regular cash dividend paid by the Corporation in respect of the Common Stock, Awardee shall be entitled to receive an amount in cash or other property (subject to applicable tax withholdings) equal to such regular cash dividend payment as would have been made in respect of the number of shares of Common Stock to which the Units relate (whether or not the Units have become Earned Units or Vested Units, but disregarding any Units that have been forfeited as of the date of such dividend payments) had such shares of Common Stock been issued and outstanding at all times from and after the Award Date.

6.    Additional Terms and Conditions. The Units awarded hereunder shall be subject to the following additional terms and conditions:

(a)    Until shares of Common Stock are issued with respect to Vested Units in accordance with Section 4 above, Awardee shall have none of the rights of a shareholder of the Corporation with respect to the shares of Common Stock represented by those Units, but Awardee shall have dividend equivalent rights as provided in Section 5 above.

(b)    Awardee’s right to receive payment with respect to Units shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance or attachment or garnishment by a creditor at any time.

(c)    Notwithstanding anything contained herein to the contrary, the Corporation’s obligation hereunder to issue or deliver certificates evidencing shares of Common Stock shall be subject to the terms of all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d)    This Agreement constitutes only a promise on the Corporation’s part to make payment to Awardee in the future with respect to such Units in accordance with the terms of the Plan and the provisions of this Agreement, and Awardee shall have no more than the status of a general unsecured creditor of the Corporation with respect to the right to receive such payment.

(e)    The Units are subject to all of the other terms and provisions of the Plan as in effect from time to time.

7.    Adjustment of Units. Notwithstanding anything contained herein to the contrary, in the event of any change in the Common Stock resulting from a corporate transaction including, but not limited to, a subdivision or consolidation, reorganization, recapitalization, merger, share split, reverse share split, share distribution, combination of shares or the payment of a share dividend, the number and class of securities to which the Units shall be convertible into under this Agreement shall be appropriately adjusted by the Committee to the extent provided by the Plan. Any Units resulting from such transaction shall be subject to the restrictions and conditions set forth herein.

8.    Withholding Taxes. The Corporation shall have the right to require the Awardee to remit to the Corporation, or to withhold from amounts payable to the Awardee, as compensation or otherwise, or to otherwise make provision satisfactory to the Corporation for payment of, the minimum statutory amount required to satisfy all federal, state and local income tax withholding requirements and Awardee’s share of applicable employment withholding taxes in connection with the vesting of Units, the issuance or deliverance of shares of Common Stock following vesting of the Units and payments in respect of dividend equivalent rights. Without limitation of the foregoing, the Committee may, in its discretion and pursuant to such procedures as it may specify from time to time, permit Awardee to satisfy such withholding obligations by (i) paying cash, (ii) electing to have the Corporation withhold otherwise deliverable shares of Common Stock having a Fair Market Value equal to the minimum amount required to be withheld, (iii) delivering to the Corporation already vested and owned shares of Common Stock having a Fair Market Value equal to the minimum amount required to be withheld, or (iv) selling a sufficient number of shares of Common Stock otherwise deliverable to Awardee, having a Fair Market Value equal to the minimum amount required to be withheld, through such means as the Committee may, in its discretion, permit (whether through a broker or otherwise). To the extent determined by the Committee in its discretion, the Corporation shall have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of shares of Common Stock otherwise deliverable to Awardee.

9.    Section 409A Compliance. This Agreement shall be interpreted and operated in a manner consistent with Section 409A of the Code, so as to avoid adverse tax consequences in connection with this Award. In no event will payment be made under this Agreement any earlier than the earliest date on which payment may be made with respect to the Vested Units under Section 409A(a)(2) of the Code without incurring a tax under Section 409A of the Code. If Awardee is a “specified employee” as defined in Section 409A of the Code, any payment to be made hereunder as a result of Awardee’s separation from service shall, if required by Section 409A of the Code, be delayed until the earlier of the first day of the seventh month following Awardee’s separation from service or Awardee’s death. The Corporation reserves the right, exercisable in its sole discretion and without Awardee’s consent, to amend the Plan and the terms of this Agreement in order to accomplish such result. Notwithstanding any provision of Section 5 to the contrary, the dividend equivalent amounts described in Section 5 with respect to each of Awardee’s outstanding Units shall be paid to Awardee within the calendar year that includes the date of distribution of any corresponding regular cash dividends paid by the Corporation in respect of a share of Common Stock the record date for which occurs on or after the Award Date.

10.    Awardee Representations. Awardee has reviewed with Awardee’s own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. Awardee is relying solely on such advisors and not on any statements or representations of the Corporation or any of its agents, if any, made to the Awardee. Awardee understands that the Awardee (and not the Corporation) shall be responsible for the Awardee’s own tax liability arising as a result of the transactions contemplated by this Agreement.

11.    No Right to Continued Employment. By accepting this Award, Awardee acknowledges and agrees that neither this Award nor any of the terms herein (including the vesting conditions) constitute an express or implied promise of continued employment or service for any period, and shall not interfere with Awardee’s right or the right of the Corporation or its Subsidiaries to terminate the employment or service relationship at any time, with or without cause, subject to the terms of any written employment agreement that Awardee may have entered into with the Corporation or any of its Subsidiaries.

12.    Electronic Delivery of Documents. By executing this Agreement, Awardee further agrees that the Corporation may deliver by email or other electronic means all documents relating to the Plan or this Agreement (including, without limitation, Plan prospectuses) and all other documents that the Corporation is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). Awardee also agrees that the Corporation may deliver these documents by posting them on a web site maintained by the Corporation or by a third party under contract with the Corporation.

13.    Recoupment. Any shares of Common Stock that Awardee receives hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder; and/or (ii) any policies adopted by the Corporation.

14.    Governing Law. This Agreement shall be construed under the laws of the State of New Jersey, without regard to conflict of laws principles.

15.    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter of this Agreement.

16.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Corporation and the Awardee and their respective permitted successors, assigns, heirs, beneficiaries and representatives. This Agreement is personal to the Awardee and may not be assigned by the Awardee without the prior consent of the Corporation. Any attempted assignment in violation of this Section shall be null and void.

17.    Amendment. Except as provided by Section 9, this Agreement may be amended or modified only by a written instrument executed by both the Corporation and the Awardee.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused their duly authorized officer to execute this Agreement as of the date first written above. This Agreement may be executed in counterparts and shall be deemed effective when each party has executed a counterpart hereof.

LAKELAND BANCORP, INC.

By:
Name:
Title:

AWARDEE

Name:

EXHIBIT A

(a).	Awardee’s Name:

(b).	Award Date:

(c).	Number of Restricted Stock Units Granted:

(d).	Performance Period:

(e).	Performance Goals: For each fiscal year of the Corporation during the Performance Period, one-third of the Units shall become Earned Units if the Corporation has Net Income Available to Common Stockholders (as set forth in the Consolidated Statements of Operations of the Corporation and its Subsidiaries) of at least dollars ($ ) for such fiscal year.

Initialed By:

Awardee:

Corporation:	[Name/Title: ]